                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

         Filed by the registrant:   [X]

         Filed by a party other than the registrant: [ ]

         Check the appropriate box:

         [ ]    Preliminary proxy statement
         [ ]    Confidential, for Use of the Commission Only
                (as permitted by Rule 14a-6(e)(2))
         [X]    Definitive proxy statement
         [ ]    Definitive additional materials
         [ ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           D.I.Y. HOME WAREHOUSE, INC.
                (Name of registrant as specified in its charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

         [X]   No fee required.

         [ ]   Fee computed on table below per Exchange Act
               Rules 14a-6(i)(4) and 0-11.
               (1)    Title of each class of securities to which
                      transaction applies:______________________________________
               (2) Aggregate number of securities to which transaction applies:__________________________________________________
               (3)    Per unit price or other  underlying value of
                      transaction  computed  pursuant to Exchange Act
                      Rule 0-11 (set forth the amount on which the
                      filing fee is calculated and state how it was determined):______________________________________________
               (4)    Proposed maximum aggregate value of transaction:
                      __________________________________________________________
               (5)    Total fee paid:___________________________________________

         [ ]   Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
               (1)    Amount previously paid:___________________________________
               (2)    Form, Schedule or Registration Statement No.:_____________
               (3)    Filing Party:_____________________________________________
               (4)    Date Filed:_______________________________________________

                           D.I.Y. HOME WAREHOUSE, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 24, 2000


To the Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of D.I.Y. Home Warehouse, Inc. (the "Company") will be held at the Sheraton Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135, (216) 267-1500, on Wednesday, May 24, 2000, at 10:00 a.m., local time, for the following purposes:

         (1) To elect a Board of four Directors to serve until the next Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified; and

         (2) To transact such other business as may properly come before the meeting.

         An Information Statement containing information relevant to the Annual Meeting appears on the following pages.

         Only holders of Common Stock of record at the close of business on March 3, 2000 are entitled to notice of and to vote at the meeting or any adjournments.



                                            By Order of the Board of Directors

                                            JOHN M. ERB
                                            Secretary

Dated: April 26, 2000





         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

         WE ARE NOT ASKING YOU FOR A PROXY OR WRITTEN CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

                           D.I.Y. HOME WAREHOUSE, INC.


                              INFORMATION STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 24, 2000


                                     GENERAL

         This Information Statement is furnished to shareholders in connection with the election by the shareholders of D.I.Y. Home Warehouse, Inc. (the "Company") at the Annual Meeting of Shareholders (the "Annual Meeting") of four
(4) directors to serve until the next Annual Meeting or until their successors shall have been duly elected and qualified.

         It is anticipated that the holders of at least 60% of the outstanding Common Stock of the Company will vote in favor of the election as directors of the four (4) nominees of the Board of Directors (the "Board") at the Annual Meeting. Accordingly, the Company has determined not to solicit proxies from additional shareholders for use at the Annual Meeting in connection with the election of directors.

         The executive offices of the Company are located at 5811 Canal Road, Valley View, Ohio 44125. The approximate date of mailing of this Information Statement to the Company's shareholders is April 26, 2000.

         WE ARE NOT ASKING YOU FOR A PROXY OR WRITTEN CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.


                            TIME AND PLACE OF MEETING

         The Annual Meeting will be held at the Sheraton Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135, (216) 267-1500, on Wednesday, May 24, 2000, at 10:00 a.m., local time.


                                VOTING RIGHTS AND
                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         Only shareholders of record at the close of business on March 3, 2000 are entitled to notice of and to vote at the Annual Meeting or at any adjournments. As of that date, the Company had 7,276,059 shares of Common Stock issued, outstanding and entitled to vote (which excludes 357,800 treasury shares) held by approximately 189 holders of record. Based on information provided to the Company by certain holders of record, the Company estimates that there are in excess of 1,000 beneficial shareholders. Each outstanding share entitles the record holder to one vote. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. The presence, in person or by proxy, of shareholders entitled to vote a majority of the voting shares that are outstanding and entitled to vote will constitute a quorum.

         Information concerning principal holders of the Common Stock is discussed under "Security Ownership of Certain Beneficial Owners and Management."


                    MATTERS TO COME BEFORE THE ANNUAL MEETING

ELECTION OF DIRECTORS

         The first matter expected to be considered at the Annual Meeting will be the election of four (4) directors. It is proposed that these positions be filled by persons nominated to the Board by management. Each director shall be elected by a plurality of the votes cast at the Annual Meeting. Therefore, if a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified. In March 1999, Mr. Dennis C. Hoff resigned as a director of the Company. The Board has not nominated a candidate to fill the vacancy on the Board created by Mr. Hoff's resignation. On April 12, 2000, April 13, 2000 and April 12, 2000, Messrs. Gregory K. Jones, John A. Shields and Mark A. Timmerman, respectively, all of the Company's outside directors (the "Outside Directors"), resigned as members of the board of directors. The board has not nominated candidates for election to the Board to fill the positions previously held by the Outside Directors. During the February 16, 2000 meeting of the Company's board of directors, the Directors discussed compensation levels (including stock options) which are available to outside directors with the business experience and success similar to the Outside Directors, for serving as directors of other companies, and which would be appropriate for the Outside Directors, given the abilities, experience and other business opportunities of the Outside Directors, which have increased significantly since the Outside Directors joined the Company's board of directors. While the Company values the contributions which the Outside Directors have made to the Company in the past, the directors concluded that, in light of the smaller size of the Company, compensating the Outside Directors at such level was not justified at this time and would not be in the best interests of shareholders. In light of that determination, the directors concluded that it would be in the best interest of the Company and the Outside Directors if the Outside Directors were given the opportunity to step down as members of the board of directors to devote more of their time to other ventures in which they are involved. Shareholders cannot vote for a greater number of persons than the number of nominees named. The Company's Amended and Restated Code of Regulations provides that whenever a vacancy shall occur among the directors, the remaining directors shall constitute the directors of the Company until such vacancy is filled. The remaining directors may, by a majority vote, fill any vacancy for the unexpired term.

         The following list identifies each nominee for election to the Board at the Annual Meeting and describes each candidate's principal occupation for the past five years. Each of the directors has served continuously from the date of his election to the present time.

         FRED A. ERB, age 77, is the Chairman of the Board of the Company. He has been a Director of the Company since its inception. Mr. Erb is the Chief Executive Officer and a Director of Edgemere Enterprises, Inc. He also serves as an executive officer and director of Erb-D.I.Y. Center, Inc. and TQ10 Corporation. Edgemere Enterprises, Inc., Erb-D.I.Y. Center, Inc. and TQ10 Corporation are affiliates of the Company. Mr. Erb leases, and is a partner of certain entities which lease, property to the Company. See "Compensation Committee Interlocks and Insider Participation." Mr. Fred A. Erb is the father of Mr. John M. Erb.

         CLIFFORD L. REYNOLDS, age 53, has been a Director since February 1993. He is the President and Chief Executive Officer of the Company and has served in such capacity since October 1989. Mr. Reynolds has 29 years of experience in the home improvement retailing business. From October 1984 until October 1989, Mr. Reynolds served as the Senior Vice President and General Manager of the Company. Prior to his involvement with the Company, Mr. Reynolds held various senior management positions at other retail home improvement companies.

         R. SCOTT EYNON, age 50, has been a Director since February 1993. He is the Vice President-Operations of the Company and has served in that capacity since January 1993. Between February 1988 and December 1992, Mr. Eynon served as the Regional Manager for the Company. From January 1985 until February 1988, Mr. Eynon held various management positions with the Company. Since 1977, Mr. Eynon has served in a variety of management positions in the home center industry.

         JOHN M. ERB, age 45, has been a Director since February 1993. He is the Secretary of the Company and has served in such capacity since February 1993. From February 1991 to February 1993, Mr. Erb was Assistant Secretary. Mr. Erb also serves as an executive officer of Edgemere Enterprises, Inc., Erb Lumber, Inc. and TQ10 Corporation. TQ10 Corporation and Edgemere Enterprises, Inc. are affiliates of the Company. Mr. John M. Erb is the son of Mr. Fred A. Erb.

                      COMMITTEES OF THE BOARD AND MEETINGS

         The Board met five times and took action by unanimous written consent on two occasions during the fiscal year ended January 1, 2000.

         Several important functions of the Board may be performed by committees that are comprised of members of the Board. The Company's Bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has four standing committees: an Audit Committee, a Compensation Committee, a Long Term Incentive Plan Committee, and an Executive Committee.

         The Audit Committee was established to (i) annually recommend a firm of independent public accountants to the Board to act as auditors of the Company;
(ii) review the scope of the annual audit with the auditors in advance of the audit; (iii) generally review the results of the audit and the adequacy of the Company's accounting, financial and operating controls; (iv) review the Company's accounting and reporting principles, policies and practices; and (v) perform such other duties as may be delegated to it by the Board. The members of the Audit Committee during the fiscal year ended January 1, 2000 were Messrs. Fred A. Erb, Mark A. Timmerman and Gregory K. Jones. The Audit Committee held one formal meeting during the fiscal year ended January 1, 2000.

         The Compensation Committee was established to (i) set, review and modify the compensation (including salaries, bonuses and stock options) of the Company's officers; and (ii) perform such other duties as may be delegated to it by the Board. The members of the Compensation Committee during the fiscal year ended January 1, 2000 were Messrs. Fred A. Erb, John M. Erb and John A. Shields. The Compensation Committee held one formal meeting during the fiscal year ended January 1, 2000. See "Compensation Committee's Report to Shareholders". The Long Term Incentive Plan Committee (the "LTIP Committee") (composed of Messrs. Fred
A. Erb and John M. Erb) was established to administer the Company's 1993 Long Term Incentive Plan (the "Plan"). The LTIP Committee took action by unanimous consent on three occasions during the fiscal year ended January 1, 2000. During the fiscal year ended January 1, 2000, Mr. John M. Erb attended four of the six aggregate meetings of the Board of Directors and all committees of the Board on which he served, which constituted fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings by all committees of the Board on which he served.

         The Executive Committee was established to generally manage the day-to-day business and affairs of the Company between regular Board meetings. In no event may the Executive Committee, without the prior approval of the Board acting as a whole, (i) recommend to the shareholders an amendment to the Company's Articles of Incorporation, (ii) amend the Company's Code of Regulations, (iii) adopt an agreement of merger or consolidation, (iv) recommend to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets, (v) recommend to the shareholders a dissolution of the Company or a revocation of a dissolution, (vi) fill vacancies on the Board, (vii) fix compensation of the directors for serving on the Board or on a committee of the Board, (viii) declare dividends or authorize the issuance of the Company's stock, (ix) approve or take any action with respect to any related party transaction involving the Company, or (x) take any other action which is forbidden by the Company's Code of Regulations. All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board, except that no rights of third persons created in reliance on authorized acts of the Executive Committee can be affected by any such revision or alteration. During the fiscal year ended January 1, 2000, the members of the Executive Committee were Messrs. Fred A. Erb, Clifford L. Reynolds and John M. Erb. The Executive Committee did not hold any formal meetings during the fiscal year ended January 1, 2000.

         The Board does not have a standing committee responsible for nominating individuals to become directors.

OUTSIDE DIRECTOR COMPENSATION

         Mr. Fred A. Erb, Mr. John M. Erb and directors who are employees of the Company do not receive compensation for serving on the Board or on the Board's committees. Directors who are not employees of the Company are entitled to an annual retainer fee of $5,000, a $1,000 fee for each regular or special meeting of the Board and a $500 fee for each committee meeting attended on a day other than a regular or special Board meeting date. For services during the fiscal year ended January 1, 2000, Messrs. Mark A. Timmerman, John A. Shields and Gregory K. Jones each received directors' fees of $9,000, which were paid in cash.


                           MANAGEMENT AND COMPENSATION

EXECUTIVE OFFICERS

         The persons listed below are the current executive officers of the Company. Each is annually appointed by, and serves at the pleasure of, the Board.

                                                                                                    APPROXIMATE
                                                                                                       DATE
 NAME                                       AGE                  OFFICE                            SERVICE BEGAN
 ----                                       ---                  ------                            -------------
 Fred A Erb(1)...........................   77    Chairman of the Board                             October 1984
 Clifford L. Reynolds....................   53    President and Chief Executive Officer             October 1984
 R. Scott Eynon..........................   50    Vice President-Operations                         January 1985
 Todd R. Ayers (2).......................   31    Controller                                         July 1999
 John M. Erb(1)..........................   45    Secretary                                        February 1991


_____________________
(1)   Fred A. Erb is the father of John M. Erb.
(2) Todd R. Ayers has been Controller since July, 1999. Prior to joining the Company, Mr. Ayers was employed by Telxon Corporation from July, 1994 to July, 1999, most recently as the Director of Financial Reporting.

Each of the executive officers, other than Mr. Ayers, has been continuously employed by the Company for more than five (5) years, serving in the capacities and since the date reflected above.

EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid to the Chief Executive Officer and each executive officer whose remuneration from the Company exceeded $100,000 during the fiscal year ended January 1, 2000.

                               ANNUAL COMPENSATION

                                                                          LONG TERM
 NAME AND PRINCIPAL POSITION                                             COMPENSATION          ALL OTHER
                                    YEAR   SALARY($)(1)  BONUS($)         OPTIONS(#)       COMPENSATION($)(3)
                                    ----   ---------     --------         ----------       ---------------
 Clifford L. Reynolds,
  President and Chief Executive
  Officer.......................    1999    $261,725      $150,000        20,000                 $6,985
                                    1998     256,226         -0-            -0-                   7,590
                                    1997     250,000        50,000       195,000(2)               6,371


 R. Scott Eynon,
  Vice President - Operations....   1999    $151,726      $100,000        15,000                 $6,681
                                    1998     148,558         -0             -0-                   6,744
                                    1997     143,654        30,000       107,500(2)               6,312


 Dennis C. Hoff, (4)                1999    $155,769        $-0-            -0-                  $6,916
  Vice President - General          1998     148,558         -0-            -0-                   7,289
  Merchandising Manager..........   1997     143,654        30,000       107,500(2) (5)           6,312


  Eric I. Glassman (4)
  Vice President and Chief          1999     $70,458        $-0-          10,000 (5)             $2,859
  Financial Officer

 ------------------------------------

 (1) Includes amounts which were deferred at the election of the officer to the Company's 401(k) plan.

 (2) Includes as issued in 1997 replacement options which were exchanged for options surrendered by Messrs. Reynolds, Eynon and Hoff pursuant to the Company's 1997 option repricing program. Mr. Reynolds received replacement options on options exercisable for 195,000 shares surrendered, Messrs. Eynon, and Hoff each received replacement options on options exercisable for 107,500 shares surrendered. The Company's 1997 option repricing program allowed certain holders of certain out-of-the-money options to surrender them to the Company and receive in exchange therefore options exercisable for an equal number of shares at an exercise price of $3.56 per share, which was the fair market value of the shares on the date of issuance of the replacement options. The replacement options vest equally over three (3) years commencing on the first anniversary of the issuance of the replacement options, and expire on the fifth anniversary of the issuance of the replacement options.

 (3) Consists of contributions paid by the Company on behalf of the officer to the Company's 401(k) plan and Company paid premium on life insurance.

 (4) Mr. Hoff's employment as an executive officer terminated on December 31, 1999. Mr. Glassman's employment as an executive officer terminated on July 6, 1999. Compensation set forth herein for Mr. Hoff is through December 31, 1999 and for Mr. Glassman is through August 14, 1999.

 (5) Mr. Hoff's and Mr. Glassman's stock options have terminated as a result of their termination of employment with the Company.


EMPLOYMENT AGREEMENTS

         The Company has entered into amended and restated employment contracts with Messrs. Reynolds and Eynon dated as of January 1, 1995, which amend and restate employment agreements originally dated as of March 24, 1993. In March 1999, the employment agreements of Messrs. Reynolds and Eynon were amended to extend their termination dates two (2) years to December 31, 2001, unless sooner terminated as provided therein. In

November, 1999, the employment agreements of Messrs. Reynolds and Eynon were amended to extend their termination dates two (2) years to December 31, 2003, unless sooner terminated as provided therein. The agreements provide for payment of a base salary, as well as a bonus to be determined in the discretion of the Compensation Committee, together with certain fringe benefits. The agreements contain typical confidentiality provisions, and preclude them from competing with the Company during the term of the agreement and for certain periods of time after termination under certain circumstances. In addition, the agreements provide for severance compensation, at the executive's base salary rate plus continued medical and insurance benefits, for termination of employment following a "change of control" (as defined in the agreements) for certain periods of time (18 months for Mr. Reynolds, and 12 months for Mr. Eynon) or following various other circumstances. However, the executives are required to use their good faith efforts to obtain reasonable replacement employment from and after such termination and any compensation and medical and insurance benefits received by the executive during the severance payment period will reduce the amount of severance pay and medical and insurance benefits due to the executive from the Company under the employment agreement.

                               OPTIONS/SARS GRANTS
                               IN LAST FISCAL YEAR

 ===========================================================================================================================

                                        Individual Grants                                             Grant Date Value
 ===========================================================================================================================
                                                 % of Total
                                                 Options/SARs
                                                  Granted to      Exercise or                            Grant Date
                               Options/SARs      Employees in      Base Price   Expiration Date           Present
 Name                            Granted         Fiscal Year       Per Share                             Value (1)

 ===========================================================================================================================
 Clifford L. Reynolds             20,000             27%             $0.44         2/19/2004               $6,020
 ---------------------------------------------------------------------------------------------------------------------------
 R. Scott Eynon                   15,000             20%             $0.44         2/19/2004               $4,515
 ---------------------------------------------------------------------------------------------------------------------------
 Eric I. Glassman                 10,000             13%             $0.44         2/19/2004(2)            $-0-(2)
 ---------------------------------------------------------------------------------------------------------------------------
 Todd R. Ayers                    10,000             13%             $0.75         8/18/2004               $5,185
 ===========================================================================================================================

  (1) The present value at the date of grant during fiscal year 1999 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: risk-free interest rate of 5.1% for the options granted to Messrs. Clifford L. Reynolds and R. Scott Eynon and 6.0% for the options granted to Mr. Todd R. Ayers, no dividend yield, expected lives of five years and volatility of 82%. The values which are calculated are not intended to predict future prices of the Company's Common Stock. The values shown are theoretical and do not necessarily reflect the actual values the recipients may realize. Any actual value to the recipients will depend on the extent to which the market value of the Company's Common Stock at a future date exceeds the exercise price.

  (2) All of Mr. Glassman's options have terminated as a result of his termination of employment with the Company.


                       AGGREGATED OPTION/SAR EXERCISES AND
                     FISCAL YEAR-END OPTION/SAR VALUES TABLE

============================== ================ ================== ============================== ============================
                                                                        No. of Unexercised           Value of Unexercised
                                                                          Options/SARs at          In-The-Money Options/SARs
                                                                          Fiscal Year-End                     at
                                                                                                        Fiscal Year-End
                                                                   ------------------------------ ----------------------------

                               Shares Acquired
                                 on Exercise          Value                            Not                           Not
Name                               in 1999          Received        Exercisable    Exercisable     Exercisable   Exercisable
============================== ================ ================== ============== =============== ============== =============
Clifford L. Reynolds                  0                n/a            130,000         85,000           $0           $1,824
------------------------------ ---------------- ------------------ -------------- --------------- -------------- -------------
R. Scott Eynon                        0                n/a             71,660         50,840            0            1,368
------------------------------ ---------------- ------------------ -------------- --------------- -------------- -------------
Dennis Hoff                           0                n/a             71,660(1)      35,840(1)         0              0
------------------------------ ---------------- ------------------ -------------- --------------- -------------- -------------
Eric I. Glassman                      0                n/a                  0(1)           0(1)         0              0
------------------------------ ---------------- ------------------ -------------- --------------- -------------- -------------
Todd R. Ayers                         0                n/a                  0         10,000            0              0
============================== ================ ================== ============== =============== ============== =============


(1) All of Mr. Hoff's and Mr. Glassman's options have terminated as a result of their termination of employment with the Company.


COMPENSATION COMMITTEE'S REPORT TO SHAREHOLDERS

         The executive compensation program is administered by the Compensation Committee of the Board (the "Committee") which was comprised of non-employee directors Messrs. Fred A. Erb, John M. Erb and John A. Shields during the fiscal year ended January 1, 2000. The Committee reviews the compensation (including salaries, bonuses and stock options) of the Company's officers and performs such other duties as may be delegated to it by the Board. The Committee held one formal meeting during the fiscal year ended January 1, 2000.

         In reviewing the compensation to be paid to the Company's executive officers during the fiscal year ended January 1, 2000, the Committee sought to ensure that executive officers were rewarded for long-term strategic management, for increasing the Company's value for its shareholders, and for achieving internal goals established by the Board.

         The key components of executive officer compensation are salary, bonuses and stock awards. Salary is generally based on factors such as an individual officer's level of responsibility, prior years' compensation, comparison to compensation of other officers in the Company, and compensation provided at competitive companies and companies of similar size. Bonuses and stock awards are intended to reward exceptional performances. In February, 1999, the Committee approved increases in the base salaries of three of the principal executive officers (Messrs. Reynolds, Eynon and Glassman) effective March 31, 1999. The aggregate base salaries for Messrs. Reynolds, Eynon and Glassman were increased by 1.6%, 1.6% and 7.0% respectively. Stock awards are also intended to increase an officer's interest in the Company's long-term success as measured by the market and book value of its stock. Stock awards may be granted to officers and directors of the Company and to certain employees who have managerial or supervisory responsibilities under the Company's Plan. Stock awards may be stock options, stock appreciation rights or restricted share rights. Six employees received stock options under the Plan during the fiscal year ended January 1, 2000. During the fiscal year ended January 1, 2000, non-employee directors Messrs. John M. Erb, Gregory K. Jones, John A. Shields and Mark A. Timmerman, were granted stock options under the Plan for 20,000 shares each.

         The Committee reviewed the individual performances of the principal executive officers and recognized the progress the Company has made toward attaining its long-term goals. Based on its subjective evaluation of the performance by the three principal officers (Messrs. Reynolds, Eynon and Glassman) and their perceived levels of contribution to attainment of the Company's long-term goals, the Committee approved the salary increases described above and recommended that the Long Term Incentive Plan Committee award stock options under the Plan in February, 1999 to Mr. Reynolds (20,000 shares), Mr. Eynon (15,000 shares) and to Mr. Glassman (10,000 shares).

         In February 1999, the Committee recommended to the Board that, in lieu of an employee bonus percentage based compensation plan for the fiscal year ended January 1, 2000, the Compensation Committee would consider discretionary bonuses at the end of the fiscal year ended January 1, 2000, based upon mutually agreed upon and shared goals established in writing between each executive officer and the Compensation Committee. The Compensation Committee awarded discretionary bonuses to Mr. Clifford L. Reynolds in the amount of $150,000 and to Mr. R. Scott Eynon in the amount of $100,000 for the fiscal year ended January 1, 2000.

         In addition, the Committee seeks to point out that the Committee believes that there are many relevant factors that should generally be considered in determining a bonus plan including, but not limited to, return on equity, earnings as a percentage of sales, margins, expenses, and other designated targets and projects. The Committee further believes that earnings per share in many instances should only be one component of a bonus plan or possibly, under certain circumstances, not a component at all.

              Fred A. Erb           John M. Erb           John A. Shields

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Fred A. Erb and John M. Erb constituted the Compensation Committee from August 9, 1993 to February 23, 1994. On February 23, 1994, Mr. John A. Shields joined the Compensation Committee. Prior to August 9, 1993, Mr. Fred A. Erb was solely responsible for determining executive officer compensation. Mr. Fred A. Erb has served as a director and executive officer of other entities which are, or have been, related to the Company. See "Directors and Officers." Mr. Fred A. Erb also leases, and is a partner of certain entities which lease, property to the Company.

         The Company currently leases the Cleveland, North Randall and Eastlake store locations from either Mr. Fred A. Erb (the Company's Chairman and controlling stockholder) or entities affiliated with him. Each of the leases are "net" leases, whereby DIY and its sublessors are responsible for all costs associated with the premises. The Company believes that the rents payable under these leases are at rates that are no less favorable to the Company than those that could be obtained from unaffiliated third parties.

         The Company leases its Cleveland location from D.I.Y. Ohio Real Estate Associates Limited Partnership ("DIY Ohio"), a limited partnership controlled by Mr. Fred A. Erb and in which he and members of this immediate family are partners. Pursuant to the terms of the lease, during 2000 the Company will pay annual "Basic Rent" of $387,861. Each year the Company must pay an additional amount equal to the Basic Rent multiplied by one-half of the percentage increase in the Consumer Price Index from the previous January 31 to January 31 of that year ("CPI Rent"). Each year, the Company must also pay "Percentage Rent" equal to 1.5% of the amount by which the Company's gross sales for the year exceeds the sum of the Basic Rent and the CPI Rent, if any, which sum is divided by 1.5%. The Company did not pay Percentage Rent in 1999 or 1998. The Company paid $382,907 in rent in 1999, $379,831 in rent in 1998 and $386,796 in rent in 1997 to DIY Ohio. The term of the lease ends on December 30, 2007, and the Company does not have any renewal options.

         The Company's North Randall location is leased from D.I.Y. Center Associates, a general partnership in which Mr. Fred A. Erb is a partner. The lease runs through October 31, 2002, and provides for annual rent of $511,000. The Company has three ten-year renewal options, with annual rent for the first, second and third renewal periods of $536,000, $561,000 and $586,000, respectively. The amount of rent paid in each of 1999, 1998 and 1997 was $511,000.

         The Company leases its Eastlake store from a partnership controlled by Mr. Fred A. Erb. The lease term ends on February 28, 2002, and DIY does not have any renewal options. On August 1, 1999, Basic Rent increased from $456,600 to $474,100 per year. Each year, the Company must also pay Percentage Rent equal to 1.5% of the amount, if any, by which the Company's gross sales for the year exceeds the Company's Basic Rent for that year divided by 1.5%. The Company did not pay Percentage Rent in 1999, 1998 or 1997. The Company paid rent of $463,917 in 1999 and $456,600 in each of 1998 and 1997.

         In 1985, Edgemere Enterprises, Inc. (formerly Erb Lumber Co.), a company controlled by Mr. Fred A. Erb, advanced $3.0 million to the Company. In April, 1999, the Company made the final principal payment on the loan in the amount of $300,000. During 1999, the Company paid $36,000 to Edgemere Enterprises, Inc. for real estate consulting services.

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         The following graph depicts a comparison of cumulative total returns, assuming $100 was invested on May 18, 1993 (the date of the Company's initial public offering) and reinvestment of dividends in (a) the Company, (b) the entire Nasdaq stock market, and (c) a group of issuers which the Company believes are the Company's peers in its line of business. This "peer group" consists of Building Materials Holdings, Home Depot, Inc., HomeBase, Inc., Lowe's Companies, Inc., National Home Centers and Wolohan Lumber Co. The Company's "peer group" has been changed from the Company's "peer group" used in the 1999 Information Statement. Eagle Hardware & Garden has been deleted since its stock is no longer quoted on a national securities exchange.

[GRAPH INSERTED HERE]

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG D.I.Y. HOME WAREHOUSE, INC.,
                   NASDAQ MARKET INDEX AND PEER GROUP INDEX


                              1994            1995           1996         1997         1998        1999
                              ----            ----           ----         ----         ----        ----

D.I.Y. HOME WAREHOUSE, INC.
PEER GROUP
NASDAQ MARKET INDEX



                     ASSUMES $100 INVESTED ON JAN.01, 1995
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1999

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of April 3, 2000, the shareholdings of (a) each person known to the Company to be the beneficial owner of more than five (5%) percent of the Common Stock, (b) each director of the Company, (c) each executive officer listed in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group, based upon information available to the Company.

==================================================================================================================

                                                               AMOUNT AND NATURE OF            PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP      OUTSTANDING SHARES (1)
------------------------------------                           --------------------      ----------------------

Fred A. Erb                                                            4,410,000(2)               60.6%
Chairman of the Board of Directors
44 East Long Lake Road
Bloomfield Hills, Michigan 48304



Clifford L. Reynolds                                                     310,000(3)                4.3%
Director and President and Chief Executive Officer
5811 Canal Road
Valley View, Ohio 44125



R. Scott Eynon                                                           227,500(4)                3.1%
Director and Vice President - Operations
5811 Canal Road
Valley View, Ohio 44125



Dennis C. Hoff                                                            25,100(5)                   *
Vice President - General
  Merchandising Manager
5811 Canal Road
Valley View, Ohio 44125



John M. Erb                                                              135,000(6)                1.9%
Director and Secretary
44 East Long Lake Road
Bloomfield Hills, Michigan 48304



Gregory K. Jones, Director                                                68,084(7)                   *
8550 West Bryn Mawr Avenue
Suite 200
Chicago, Illinois 60631



John A. Shields, Director                                                275,204(8)                3.8%
2749 Landon Road
Shaker Heights, Ohio 44122



Mark A. Timmerman, Director                                               73,984(9)                1.0%
222 West Adams Street
Chicago, Illinois 60606



All current executive officers and directors as a group                5,524,872                  75.9%
(9 persons)
 .
==================================================================================================================
*Less than one percent.

(1) Percentage calculations based on 7,276,059 shares of Common Stock issued and outstanding as of April 3, 2000, which excludes 357,800 treasury shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which provide that shares of Common Stock subject to options exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding the particular option, but are not outstanding for computing the percentage of any other person.

(2) Does not include 290,000 shares held by The Erb Foundation, the trustees of which are Messrs. Fred A. Erb, John M. Erb and Ira J. Jaffe.

(3) Consists of 115,000 shares now owned by Mr. Reynolds and 195,000 shares which he may acquire within 60 days pursuant to his options under the Plan.

(4) Consists of 120,000 shares now owned by Mr. Eynon and 107,500 shares which he may acquire within 60 days pursuant to his options under the Plan.

(5)      Consists of 25,100 shares now owned by Mr. Hoff.

(6) Consists of 70,000 shares now owned by Mr. Erb and 65,000 shares which he may acquire within 60 days pursuant to options under the Plan.

(7) Consists of 3,084 shares now owned by Mr. Jones and 65,000 shares which he may acquire within 60 days pursuant to options under the Plan.

(8) Consists of 210,204 shares now owned by Mr. Shields and 65,000 shares which he may acquire within 60 days pursuant to options under the Plan.

(9) Consists of 8,984 shares now owned by Mr. Timmerman and 65,000 shares which he may acquire within 60 days pursuant to options under the Plan.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company is required to identify each person who was an officer, director or beneficial owner of more than 10% of the Company's registered equity securities during the Company's most recent fiscal year and who did not file on a timely basis reports required by Section 16(a) of the Securities and Exchange Act of 1934. Based solely upon its review of copies of such reports received by it during or with respect to the fiscal year ended January 1, 2000, the Company believes that all officers, directors and beneficial owners of more than 10% of the Company's registered equity securities timely filed all required reports except that Mr. Todd R. Ayers, the Controller of the Company, did not file on a timely basis one report on Form 3. A report on Form 5 was subsequently filed by Mr. Ayers with respect to that transaction.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STORE LEASES

         The Company leases the Cleveland, North Randall and Eastlake store locations from either Mr. Fred A. Erb (the Company's Chairman and controlling stockholder) or entities affiliated with him. The Company also leased the Boardman store location from DIY Ohio until it was sold to an unrelated party in October, 1998. See "Management - Compensation Committee Interlocks and Insider Participation."

TRANSACTIONS WITH EDGEMERE ENTERPRISES, INC.

         In 1985, Edgemere Enterprises, Inc. (formerly Erb Lumber Co.), a company controlled by Mr. Fred A. Erb, advanced $3.0 million to the Company. In April 1999, the Company made the final principal payment on the loan in the amount of $300,000. During 1999, the Company paid $36,000 to Edgemere Enterprises, Inc. for real estate consulting services. See "Management - Compensation Committee Interlocks and Insider Participation."

TAX INDEMNIFICATION AGREEMENT

         The Company and Messrs. Fred A. Erb, John M. Erb, Clifford L. Reynolds,
R. Scott Eynon and Dennis C. Hoff entered into a mutual indemnification agreement relating to federal and certain state and local income tax liabilities of the Company and the shareholders for tax years during which the Company had elected to be treated as an S Corporation. This agreement generally provides that the Company will indemnify the shareholders, and the shareholders will indemnify the Company, against any increase in the indemnified party's income tax liabilities (including interest and penalties and all expenses, attorneys' fees and accountants' fees incurred in connection therewith) for those jurisdictions in which an S Corporation election was made or deemed to have been made.

                               GENERAL INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

         The Board selected PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ended January 1, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

SHAREHOLDERS' PROPOSALS

         Any and all shareholder proposals for inclusion in the materials for the Company's next Annual Meeting of Shareholders must comply with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and must be received by the Company, at its offices at 5811 Canal Road, Valley View, Ohio 44125, not later than December 15, 2000. Such proposals should be addressed to the Company's Secretary.

         The Company's Code of Regulations (the "Regulations") also contain certain provisions which affect shareholder proposals. The Regulations require that notice in writing of proposed shareholder nominations for the election of directors be timely given to the Secretary of the Company prior to the meeting. Such notice must contain certain information about the non-incumbent nominee, including name, age, business and residence addresses, principal occupation, the class and number of shares of the Company beneficially owned by the nominee and such other information as would be required to be included in a proxy statement soliciting proxies for election of the nominee, as well as certain information about the nominating shareholder. The Company may require any nominee to furnish other information reasonably required by the Company to determine the nominees eligibility to serve as a director. If the presiding officer of any shareholders meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

         In addition, the Regulations require that notice in writing from any shareholder who proposes to bring business before any meeting of shareholders must be timely given to the Secretary of the Company prior to the meeting. Such notice must contain certain information, including a brief description of the business proposed to be brought before the meeting, the reasons for conducting such business at the meeting, the class and number of shares of the Company beneficially owned by such shareholder and any supporting shareholders and any material interest of the proposing shareholder in the business so proposed. If the presiding officer of any shareholders' meeting determines that any such business was not properly brought before the meeting in accordance with the foregoing procedures, such business will not be conducted at the meeting. Nothing in the Code of Regulations will preclude discussion by any shareholder of any business properly brought before the meeting in accordance with the above-mentioned procedures.

         To be timely, shareholder notice of a nomination for election of a director or to bring business before any shareholders meeting must be received by the Company not less than thirty days nor more than sixty days prior to the meeting (or, if fewer than forty days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day of mailing notice of the meeting or public disclosure thereof).

OTHER MATTERS

         The Company's Annual Report for the year ended January 1, 2000 has been mailed with this Information Statement or previously delivered to shareholders.

         Management knows of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of Meeting.


                                             By Order of the Board of Directors

                                             JOHN M. ERB
                                             Secretary

Dated: April 26, 2000